Exhibit 99.1

News Release
Contacts: Dana Ripley Media (612) 303-3167	Jennifer Thompson Investors/Analysts (612) 303-0778

U.S. BANCORP REPORTS FOURTH QUARTER AND FULL YEAR 2016 EARNINGS

Record Net Income and Earnings Per Share for the Full Year 2016

Full year return on average assets of 1.36 percent and average common equity of 13.4 percent

Returned 79 percent of full year earnings to shareholders

MINNEAPOLIS, January 18, 2017 — U.S. Bancorp (NYSE: USB) today reported net income of $1,478 million for the fourth quarter of 2016, or $0.82 per diluted common share, compared with $1,476 million, or $0.80 per diluted common share, in the fourth quarter of 2015.

Highlights for the full year of 2016 included:

•	Record diluted earnings per common share of $3.24, which was 2.5 percent higher than 2015

•	Industry-leading return on average assets of 1.36 percent and average common equity of 13.4 percent

•	Returned 79 percent of 2016 earnings to shareholders through dividends and share buybacks

Highlights for the fourth quarter of 2016 included:

•	Average total loans grew 1.1 percent on a linked quarter basis and 6.2 percent over the fourth quarter of 2015

•	Average total deposits grew 3.3 percent on a linked quarter basis and 11.8 percent over the fourth quarter of 2015

•	Net interest income (taxable-equivalent basis) grew 2.1 percent on a linked quarter basis and 4.6 percent year-over-year

•	Average earning assets grew 2.1 percent on a linked quarter basis and 7.7 percent year-over-year

•	Net interest margin of 2.98 percent for the fourth quarter of 2016 was unchanged from the third quarter of 2016, and down 8 basis points from the fourth quarter of 2015, primarily due to changes in the loan and investment portfolio mix and higher average cash balances

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U.S. Bancorp Reports Fourth Quarter 2016 Results

January 18, 2017

•	Noninterest income increased 3.9 percent on a year-over-year basis

•	Payment services revenue increased 4.0 percent (5.6 percent excluding the impact of foreign currency rate changes)

•	Trust and investment management fees increased 9.5 percent

•	Mortgage banking revenue increased 13.7 percent

•	Credit quality was stable relative to the third quarter and year-over-year

•	Strong capital position. At December 31, 2016, the estimated common equity tier 1 capital to risk-weighted assets ratio was 9.1 percent using the Basel III fully implemented standardized approach and was 11.7 percent using the Basel III fully implemented advanced approaches method.

EARNINGS SUMMARY								Table 1
($ in millions, except per-share data)				Percent Change 4Q16 vs 3Q16	Percent Change 4Q16 vs 4Q15
	4Q 2016	3Q 2016	4Q 2015			Full Year 2016	Full Year 2015	Percent Change
Net income attributable to U.S. Bancorp	$1,478	$1,502	$1,476	(1.6)	.1	$5,888	$5,879	.2
Diluted earnings per common share	$.82	$.84	$.80	(2.4)	2.5	$3.24	$3.16	2.5

Return on average assets (%)	1.32	1.36	1.41			1.36	1.44
Return on average common equity (%)	13.1	13.5	13.7			13.4	14.0
Net interest margin (%)	2.98	2.98	3.06			3.01	3.05
Efficiency ratio (%) (a)	55.3	54.5	53.9			54.9	53.8
Tangible efficiency ratio (%) (a)	54.5	53.7	53.0			54.0	53.0

Dividends declared per common share	$.280	$.280	$.255	—	9.8	$1.070	$1.010	5.9
Book value per common share (period end)	$24.63	$24.78	$23.28	(.6)	5.8

(a)	See Non-GAAP Financial Measures reconciliation on page 21

Net income attributable to U.S. Bancorp was $1,478 million for the fourth quarter of 2016, 0.1 percent higher than the $1,476 million for the fourth quarter of 2015, and 1.6 percent lower than the $1,502 million for the third quarter of 2016. Diluted earnings per common share of $0.82 in the fourth quarter of 2016 were $0.02 higher than the fourth quarter of 2015 and $0.02 lower than the third quarter of 2016. The increase in net income year-over-year was principally due to total net revenue growth, including an increase in net interest income of 4.6 percent on a taxable-equivalent basis (4.8 percent as reported on a GAAP basis), mainly a result of loan growth, and an increase in noninterest income of 3.9 percent, driven by higher payment services revenue, trust and investment management fees and mortgage banking revenue. This

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U.S. Bancorp Reports Fourth Quarter 2016 Results

January 18, 2017

increase was partially offset by higher noninterest expense related to increased compensation expense due to hiring to support business growth and compliance programs as well as merit increases and higher variable compensation expense. The decrease in net income on a linked quarter basis was principally due to a seasonal increase in noninterest expense of 2.5 percent driven by investments in tax-advantaged projects and professional services expense, along with an increase in the provision for credit losses due to loan growth. These increases were partially offset by an increase in total net revenue of 0.9 percent, reflecting an increase in net interest income of 2.1 percent on a taxable-equivalent basis and as reported on a GAAP basis, partially offset by a decrease in noninterest income of 0.6 percent driven by lower mortgage banking revenue.

U.S. Bancorp Chairman and Chief Executive Officer Richard K. Davis said, “U.S. Bancorp delivered an outstanding performance in 2016 with record net income, EPS, and revenue. In a challenging year where the economic environment was often unpredictable, we delivered industry-leading returns, we made important investments in our long-term growth strategy, and we returned 79 percent of our earnings to shareholders through dividends and share buybacks.

“As importantly, the fundamental elements of our core businesses are solid and we are well positioned for growth as we enter 2017. With an intense focus on our customers and providing them with innovative products and services, we are optimistic we will continue to create outstanding value for our shareholders, customers, and communities.

“Our success in 2016 was a result of the tremendous efforts of our 70,000 employees working hard as One U.S. Bank to help our customers build financially secure futures – and they did it with ethics and integrity. For the second year, the Ethisphere Institute named U.S. Bank to its World’s Most Ethical Companies list. For the tenth year, the Ponemon Institute named U.S. Bank the Most Trusted Bank. For the sixth year, FORTUNE magazine named U.S. Bank the number one superregional bank. And for the first time, MONEY magazine named U.S. Bank the Best Big Bank. We are proud of these achievements because they are a reflection of our people and our culture. As usual, you can expect U.S. Bank to deliver consistent, predictable, and repeatable results.”

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U.S. Bancorp Reports Fourth Quarter 2016 Results

January 18, 2017

INCOME STATEMENT HIGHLIGHTS								Table 2
($ in millions, except per-share data)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q16 vs	4Q16 vs	Full Year	Full Year	Percent
	2016	2016	2015	3Q16	4Q15	2016	2015	Change
Net interest income	$2,955	$2,893	$2,819	2.1	4.8	$11,528	$11,001	4.8
Taxable-equivalent adjustment	49	50	52	(2.0)	(5.8)	203	213	(4.7)

Net interest income (taxable-equivalent basis)	3,004	2,943	2,871	2.1	4.6	11,731	11,214	4.6
Noninterest income	2,431	2,445	2,340	(.6)	3.9	9,577	9,092	5.3

Total net revenue	5,435	5,388	5,211	.9	4.3	21,308	20,306	4.9
Noninterest expense	3,004	2,931	2,809	2.5	6.9	11,676	10,931	6.8

Income before provision and income taxes	2,431	2,457	2,402	(1.1)	1.2	9,632	9,375	2.7
Provision for credit losses	342	325	305	5.2	12.1	1,324	1,132	17.0

Income before taxes	2,089	2,132	2,097	(2.0)	(.4)	8,308	8,243	.8
Income taxes and taxable-equivalent adjustment	598	616	608	(2.9)	(1.6)	2,364	2,310	2.3

Net income	1,491	1,516	1,489	(1.6)	.1	5,944	5,933	.2
Net (income) loss attributable to noncontrolling interests	(13)	(14)	(13)	7.1	—	(56)	(54)	(3.7)

Net income attributable to U.S. Bancorp	$1,478	$1,502	$1,476	(1.6)	.1	$5,888	$5,879	.2

Net income applicable to U.S. Bancorp common shareholders	$1,391	$1,434	$1,404	(3.0)	(.9)	$5,589	$5,608	(.3)

Diluted earnings per common share	$.82	$.84	$.80	(2.4)	2.5	$3.24	$3.16	2.5

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U.S. Bancorp Reports Fourth Quarter 2016 Results

January 18, 2017

NET INTEREST INCOME								Table 3
(Taxable-equivalent basis; $ in millions)
				Change	Change
	4Q	3Q	4Q	4Q16 vs	4Q16 vs	Full Year	Full Year
	2016	2016	2015	3Q16	4Q15	2016	2015	Change
Components of net interest income
Income on earning assets	$3,424	$3,371	$3,209	$53	$215	$13,375	$12,619	$756
Expense on interest-bearing liabilities	420	428	338	(8)	82	1,644	1,405	239

Net interest income	$3,004	$2,943	$2,871	$61	$133	$11,731	$11,214	$517

Average yields and rates paid
Earning assets yield	3.40%	3.41%	3.42%	(.01)%	(.02)%	3.43%	3.43%	.00%
Rate paid on interest-bearing liabilities	.57	.59	.50	(.02)	.07	.57	.52	.05

Gross interest margin	2.83%	2.82%	2.92%	.01%	(.09)%	2.86%	2.91%	(.05)%

Net interest margin	2.98%	2.98%	3.06%	—%	(.08)%	3.01%	3.05%	(.04)%

Average balances
Investment securities (a)	$110,386	$108,109	$105,536	$2,277	$4,850	$107,922	$103,161	$4,761
Loans	272,671	269,637	256,692	3,034	15,979	267,811	250,459	17,352
Earning assets	401,971	393,783	373,091	8,188	28,880	389,877	367,445	22,432
Interest-bearing liabilities	295,288	290,331	269,940	4,957	25,348	287,760	269,474	18,286

(a)	Excludes unrealized gain (loss)

Net Interest Income

Net interest income on a taxable-equivalent basis in the fourth quarter of 2016 was $3,004 million, an increase of $133 million (4.6 percent) over the fourth quarter of 2015. The increase was principally driven by loan growth partially offset by a lower net interest margin. Average earning assets were $28.9 billion (7.7 percent) higher than the fourth quarter of 2015, driven by increases of $16.0 billion (6.2 percent) in average total loans, $4.9 billion (4.6 percent) in average investment securities and higher average cash balances. Net interest income on a taxable-equivalent basis increased $61 million (2.1 percent) linked quarter, primarily due to growth in average earning assets. Average earning assets were $8.2 billion (2.1 percent) higher on a linked quarter basis, reflecting growth in average total loans of $3.0 billion (1.1 percent), average investment securities of $2.3 billion (2.1 percent) and higher average cash balances.

The net interest margin in the fourth quarter of 2016 was 2.98 percent, compared with 3.06 percent in the fourth quarter of 2015, and 2.98 percent in the third quarter of 2016. The decrease in the net interest margin of 8 basis points on a year-over-year basis was principally due to lower yields on securities purchases, lower reinvestment rates on maturing securities and maintaining higher cash balances. On a

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U.S. Bancorp Reports Fourth Quarter 2016 Results

January 18, 2017

linked quarter basis, net interest margin was impacted by higher average cash balances as well as lower average rates on new securities purchases and lower reinvestment rates on maturing securities, offset by the favorable impact of interest rates on loans.

Investment Securities

Average investment securities in the fourth quarter of 2016 were $4.9 billion (4.6 percent) higher year-over-year and $2.3 billion (2.1 percent) higher than the prior quarter. These increases were primarily due to purchases of U.S. Treasury and U.S. government agency-backed securities, net of prepayments and maturities, to support liquidity.

AVERAGE LOANS								Table 4
($ in millions)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q16 vs	4Q16 vs	Full Year	Full Year	Percent
	2016	2016	2015	3Q16	4Q15	2016	2015	Change
Commercial	$88,448	$87,067	$81,592	1.6	8.4	$86,754	$78,815	10.1
Lease financing	5,359	5,302	5,211	1.1	2.8	5,289	5,268	.4

Total commercial	93,807	92,369	86,803	1.6	8.1	92,043	84,083	9.5

Commercial mortgages	31,767	31,888	31,830	(.4)	(.2)	31,860	32,378	(1.6)
Construction and development	11,624	11,486	10,401	1.2	11.8	11,180	10,037	11.4

Total commercial real estate	43,391	43,374	42,231	—	2.7	43,040	42,415	1.5

Residential mortgages	56,718	56,284	52,970	.8	7.1	55,682	51,840	7.4

Credit card	20,942	20,628	18,838	1.5	11.2	20,490	18,057	13.5

Retail leasing	6,191	5,773	5,265	7.2	17.6	5,619	5,563	1.0
Home equity and second mortgages	16,444	16,470	16,241	(.2)	1.2	16,419	16,046	2.3
Other	31,245	30,608	29,556	2.1	5.7	30,292	27,470	10.3

Total other retail	53,880	52,851	51,062	1.9	5.5	52,330	49,079	6.6

Total loans, excluding covered loans	268,738	265,506	251,904	1.2	6.7	263,585	245,474	7.4

Covered loans	3,933	4,131	4,788	(4.8)	(17.9)	4,226	4,985	(15.2)

Total loans	$272,671	$269,637	$256,692	1.1	6.2	$267,811	$250,459	6.9

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U.S. Bancorp Reports Fourth Quarter 2016 Results

January 18, 2017

Loans

Average total loans were $16.0 billion (6.2 percent) higher in the fourth quarter of 2016 than the fourth quarter of 2015 (5.6 percent excluding the credit card portfolio acquisition at the end of the fourth quarter of 2015). The increase was due to growth in total commercial loans (8.1 percent), residential mortgages (7.1 percent), total other retail loans (5.5 percent), total commercial real estate (2.7 percent) and credit card loans (11.2 percent). Excluding the credit card portfolio acquisition, credit card loans were 2.6 percent higher than the fourth quarter of 2015. These increases were partially offset by a decrease in the run-off covered loans portfolio (17.9 percent). Average total loans were $3.0 billion (1.1 percent) higher in the fourth quarter of 2016 than the third quarter of 2016. This increase was driven by linked quarter growth in total commercial loans (1.6 percent), total other retail loans (1.9 percent), residential mortgages (0.8 percent), and credit card loans (1.5 percent).

AVERAGE DEPOSITS								Table 5
($ in millions)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q16 vs	4Q16 vs	Full Year	Full Year	Percent
	2016	2016	2015	3Q16	4Q15	2016	2015	Change
Noninterest-bearing deposits	$84,892	$82,021	$83,894	3.5	1.2	$81,176	$79,203	2.5
Interest-bearing savings deposits
Interest checking	64,647	63,456	57,109	1.9	13.2	61,726	55,974	10.3
Money market savings	106,637	99,921	82,828	6.7	28.7	96,518	79,266	21.8
Savings accounts	41,310	40,695	37,991	1.5	8.7	40,382	37,150	8.7

Total of savings deposits	212,594	204,072	177,928	4.2	19.5	198,626	172,390	15.2
Time deposits	31,697	32,455	32,683	(2.3)	(3.0)	33,008	35,558	(7.2)

Total interest-bearing deposits	244,291	236,527	210,611	3.3	16.0	231,634	207,948	11.4

Total deposits	$329,183	$318,548	$294,505	3.3	11.8	$312,810	$287,151	8.9

Deposits

Average total deposits for the fourth quarter of 2016 were $34.7 billion (11.8 percent) higher than the fourth quarter of 2015. Average noninterest-bearing deposits increased $1.0 billion (1.2 percent) year-over-year mainly in Consumer and Small Business Banking, partially offset by a decline in deposits within Wealth Management and Securities Services. Average total savings deposits were $34.7 billion (19.5 percent) higher year-over-year, the result of growth across all business lines. Average time deposits were $1.0 billion (3.0 percent) lower than the prior year quarter. Changes in time deposits are largely related to those deposits

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U.S. Bancorp Reports Fourth Quarter 2016 Results

January 18, 2017

managed as an alternative to other funding sources such as wholesale borrowing, based largely on relative pricing and liquidity characteristics.

Average total deposits increased $10.6 billion (3.3 percent) over the third quarter of 2016. On a linked quarter basis, average noninterest-bearing deposits grew $2.9 billion (3.5 percent) and average total savings deposits grew $8.5 billion (4.2 percent) reflecting increases across all business lines. Average time deposits, which are managed based on funding needs, relative pricing, and liquidity characteristics, decreased $758 million (2.3 percent) on a linked quarter basis.

NONINTEREST INCOME								Table 6
($ in millions)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q16 vs	4Q16 vs	Full Year	Full Year	Percent
	2016	2016	2015	3Q16	4Q15	2016	2015	Change
Credit and debit card revenue	$316	$299	$294	5.7	7.5	$1,177	$1,070	10.0
Corporate payment products revenue	171	190	170	(10.0)	.6	712	708	.6
Merchant processing services	404	412	393	(1.9)	2.8	1,592	1,547	2.9
ATM processing services	87	87	79	—	10.1	338	318	6.3
Trust and investment management fees	368	362	336	1.7	9.5	1,427	1,321	8.0
Deposit service charges	186	192	182	(3.1)	2.2	725	702	3.3
Treasury management fees	147	147	139	—	5.8	583	561	3.9
Commercial products revenue	217	219	222	(.9)	(2.3)	871	867	.5
Mortgage banking revenue	240	314	211	(23.6)	13.7	979	906	8.1
Investment products fees	38	41	44	(7.3)	(13.6)	158	185	(14.6)
Securities gains (losses), net	6	10	1	(40.0)	nm	22	—	nm
Other	251	172	269	45.9	(6.7)	993	907	9.5

Total noninterest income	$2,431	$2,445	$2,340	(.6)	3.9	$9,577	$9,092	5.3

Noninterest Income

Fourth quarter noninterest income was $2,431 million, which was $91 million (3.9 percent) higher than the fourth quarter of 2015, reflecting increases in payment services revenue, trust and investment management fees, and mortgage banking revenue, partially offset by a decline in other noninterest income. Credit and debit card revenue increased $22 million (7.5 percent) reflecting higher transaction volumes including the impact of acquired portfolios. Merchant processing services revenue increased $11 million (2.8 percent) as a result of an increase in product fees and higher volumes. Adjusted for the approximate $11 million impact of foreign currency rate changes, year-over-year merchant processing services revenue increased approximately 5.6 percent. Trust and investment management fees increased $32 million (9.5

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U.S. Bancorp Reports Fourth Quarter 2016 Results

January 18, 2017

percent) reflecting lower money market fee waivers along with account growth, an increase in assets under management, and improved market conditions. Mortgage banking revenue increased $29 million (13.7 percent) over a year ago driven by higher origination and sales volumes. Other income decreased $18 million (6.7 percent) compared with the prior year quarter, primarily reflecting lower income from leasing residuals and the impact of a gain on the sale of a deposit portfolio in the fourth quarter of 2015 partially offset by stronger trading income and higher fourth quarter 2016 equity investment income.

Noninterest income was $14 million (0.6 percent) lower in the fourth quarter of 2016 than the third quarter of 2016 principally driven by lower mortgage banking revenue and seasonally lower corporate payment products revenue, partially offset by seasonally higher credit and debit card revenue and an increase in other noninterest income. Mortgage banking revenue decreased $74 million (23.6 percent) reflecting lower origination and sales volume, while corporate payment products revenue was $19 million (10.0 percent) lower, reflecting seasonally lower government-related transaction volumes. Credit and debit card revenue increased $17 million (5.7 percent), driven by seasonally higher sales volumes. The increase in other income of $79 million (45.9 percent) was primarily driven by changes in equity investment income.

NONINTEREST EXPENSE								Table 7
($ in millions)				Percent	Percent
				Change	Change
	4Q	3Q	4Q	4Q16 vs	4Q16 vs	Full Year	Full Year	Percent
	2016	2016	2015	3Q16	4Q15	2016	2015	Change
Compensation	$1,357	$1,329	$1,212	2.1	12.0	$5,212	$4,812	8.3
Employee benefits	261	280	272	(6.8)	(4.0)	1,119	1,167	(4.1)
Net occupancy and equipment	247	250	246	(1.2)	.4	988	991	(.3)
Professional services	156	127	125	22.8	24.8	502	423	18.7
Marketing and business development	107	102	96	4.9	11.5	435	361	20.5
Technology and communications	238	243	230	(2.1)	3.5	955	887	7.7
Postage, printing and supplies	75	80	74	(6.3)	1.4	311	297	4.7
Other intangibles	45	45	46	—	(2.2)	179	174	2.9
Other	518	475	508	9.1	2.0	1,975	1,819	8.6

Total noninterest expense	$3,004	$2,931	$2,809	2.5	6.9	$11,676	$10,931	6.8

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U.S. Bancorp Reports Fourth Quarter 2016 Results

January 18, 2017

Noninterest Expense

Fourth quarter noninterest expense was $3,004 million, $195 million (6.9 percent) higher than the fourth quarter of 2015, primarily due to higher compensation, professional services and marketing expenses. Compensation expense increased $145 million (12.0 percent) principally due to the impact of hiring to support business growth and compliance programs, merit increases, and higher variable compensation. Professional services increased $31 million (24.8 percent) primarily due to compliance programs and implementation costs of capital investments to support business growth. Marketing increased $11 million (11.5 percent) to support new business development. Partially offsetting these increases was an $11 million (4.0 percent) decrease in employee benefits expense mainly due to lower pension and healthcare costs.

Noninterest expense increased $73 million (2.5 percent) on a linked quarter basis driven by higher other noninterest expense, professional services expense and compensation expense. Other noninterest expense increased $43 million (9.1 percent) primarily due to seasonally higher costs related to investments in tax-advantaged projects. Professional services expense was $29 million (22.8 percent) higher due to seasonally higher costs across a majority of the lines of business including capital investments, and risk and compliance activities. Compensation expense increased $28 million (2.1 percent) primarily due to increased staffing to support business investment and compliance programs. Partially offsetting these increases was a $19 million (6.8 percent) decrease in employee benefits expense driven by lower healthcare costs.

Provision for Income Taxes

The provision for income taxes for the fourth quarter of 2016 resulted in a tax rate on a taxable-equivalent basis of 28.6 percent (effective tax rate of 26.9 percent), compared with 29.0 percent (effective tax rate of 27.2 percent) in the fourth quarter of 2015, and 28.9 percent (effective tax rate of 27.2 percent) in the third quarter of 2016.

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U.S. Bancorp Reports Fourth Quarter 2016 Results

January 18, 2017

ALLOWANCE FOR CREDIT LOSSES									Table 8
($ in millions)	4Q		3Q		2Q		1Q		4Q
	2016	%(b)	2016	% (b)	2016	% (b)	2016	% (b)	2015	% (b)
Balance, beginning of period	$4,338		$4,329		$4,320		$4,306		$4,306
Net charge-offs
Commercial	71	.32	84	.38	74	.34	78	.37	58	.28
Lease financing	5	.37	3	.23	5	.38	5	.38	5	.38

Total commercial	76	.32	87	.37	79	.34	83	.37	63	.29
Commercial mortgages	(3)	(.04)	5	.06	(4)	(.05)	(2)	(.03)	2	.02
Construction and development	(6)	(.21)	(4)	(.14)	4	.15	(3)	(.11)	(2)	(.08)

Total commercial real estate	(9)	(.08)	1	.01	—	—	(5)	(.05)	—	—
Residential mortgages	12	.08	12	.08	17	.12	19	.14	16	.12
Credit card	181	3.44	161	3.11	170	3.39	164	3.26	166	3.50
Retail leasing	1	.06	1	.07	2	.15	1	.08	1	.08
Home equity and second mortgages	(1)	(.02)	1	.02	(1)	(.02)	2	.05	6	.15
Other	62	.79	52	.68	50	.68	51	.69	53	.71

Total other retail	62	.46	54	.41	51	.40	54	.43	60	.47

Total net charge-offs, excluding covered loans	322	.48	315	.47	317	.49	315	.49	305	.48
Covered loans	—	—	—	—	—	—	—	—	—	—

Total net charge-offs	322	.47	315	.46	317	.48	315	.48	305	.47
Provision for credit losses	342		325		327		330		305
Other changes (a)	(1)		(1)		(1)		(1)		—

Balance, end of period	$4,357		$4,338		$4,329		$4,320		$4,306

Components
Allowance for loan losses	$3,813		$3,797		$3,806		$3,853		$3,863
Liability for unfunded credit commitments	544		541		523		467		443

Total allowance for credit losses	$4,357		$4,338		$4,329		$4,320		$4,306

Gross charge-offs	$405		$398		$407		$405		$381
Gross recoveries	$83		$83		$90		$90		$76
Allowance for credit losses as a percentage of
Period-end loans, excluding covered loans	1.60		1.61		1.62		1.65		1.67
Nonperforming loans, excluding covered loans	317		309		311		302		360
Nonperforming assets, excluding covered assets	275		264		263		255		288
Period-end loans	1.59		1.60		1.61		1.63		1.65
Nonperforming loans	318		310		312		303		361
Nonperforming assets	272		261		259		251		283

(a)	Includes net changes in credit losses to be reimbursed by the FDIC and reductions in the allowance for covered loans where the reversal of a previously recorded allowance was offset by an associated decrease in the indemnification asset, and the impact of any loan sales.
(b)	Annualized and calculated on average loan balances

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U.S. Bancorp Reports Fourth Quarter 2016 Results

January 18, 2017

Credit Quality

The Company’s provision for credit losses for the fourth quarter of 2016 was $342 million, which was $17 million (5.2 percent) higher than the prior quarter and $37 million (12.1 percent) higher than the fourth quarter of 2015. Credit quality was relatively stable compared with the third quarter of 2016.

The provision for credit losses was $20 million higher than net charge-offs in the fourth quarter of 2016, $10 million higher than net charge-offs in the third quarter of 2016, and equal to net charge-offs in the fourth quarter of 2015. The reserve build for the fourth quarter of 2016 was driven by portfolio growth, partially offset by improvement in residential mortgage and home equity credit quality. Total net charge-offs in the fourth quarter of 2016 were $322 million, compared with $315 million in the third quarter of 2016, and $305 million in the fourth quarter of 2015. Net charge-offs increased $7 million (2.2 percent) compared with the third quarter of 2016 reflecting a seasonal increase in credit card loan net charge-offs, offset by declines in commercial and commercial real estate loan net charge-offs. Net charge-offs increased $17 million (5.6 percent) compared with the fourth quarter of 2015 primarily due to higher commercial and credit card loan net charge-offs, partially offset by lower charge-offs related to commercial real estate and residential mortgages. The net charge-off ratio was 0.47 percent in the fourth quarter of 2016, compared with 0.46 percent in the third quarter of 2016 and 0.47 percent in the fourth quarter of 2015.

The allowance for credit losses was $4,357 million at December 31, 2016, compared with $4,338 million at September 30, 2016, and $4,306 million at December 31, 2015. The ratio of the allowance for credit losses to period-end loans was 1.59 percent at December 31, 2016, compared with 1.60 percent at September 30, 2016, and 1.65 percent at December 31, 2015. The ratio of the allowance for credit losses to nonperforming loans was 318 percent at December 31, 2016, compared with 310 percent at September 30, 2016, and 361 percent at December 31, 2015.

Nonperforming assets were $1,603 million at December 31, 2016, compared with $1,664 million at September 30, 2016, and $1,523 million at December 31, 2015. The ratio of nonperforming assets to loans and other real estate was 0.59 percent at December 31, 2016, compared with 0.61 percent at September 30, 2016, and 0.58 percent at December 31, 2015. The $61 million (3.7 percent) decrease in nonperforming assets on a linked quarter basis was driven by improvements in commercial loans, residential mortgages and other real estate. The $80 million (5.3 percent) increase in nonperforming assets on a year-over-year basis was driven by commercial loans within the energy portfolio, partially offset by improvements in the Company’s residential portfolio. Accruing loans 90 days or more past due were $764 million ($552 million

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U.S. Bancorp Reports Fourth Quarter 2016 Results

January 18, 2017

excluding covered loans) at December 31, 2016, compared with $748 million ($518 million excluding covered loans) at September 30, 2016, and $831 million ($541 million excluding covered loans) at December 31, 2015.

DELINQUENT LOAN RATIOS AS A PERCENT OF ENDING LOAN BALANCES					Table 9
(Percent)
	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2016	2016	2016	2016	2015
Delinquent loan ratios - 90 days or more past due excluding nonperforming loans
Commercial	.06	.05	.05	.05	.05
Commercial real estate	.02	.02	.03	.04	.03
Residential mortgages	.27	.28	.27	.31	.33
Credit card	1.16	1.11	.98	1.10	1.09
Other retail	.15	.14	.13	.15	.15
Total loans, excluding covered loans	.20	.19	.18	.20	.21
Covered loans	5.53	5.72	5.81	6.23	6.31
Total loans	.28	.28	.27	.30	.32

Delinquent loan ratios - 90 days or more past due including nonperforming loans
Commercial	.57	.61	.58	.57	.25
Commercial real estate	.31	.26	.27	.28	.33
Residential mortgages	1.31	1.37	1.39	1.54	1.66
Credit card	1.18	1.13	1.00	1.14	1.13
Other retail	.45	.42	.43	.45	.46
Total loans, excluding covered loans	.71	.72	.70	.75	.67
Covered loans	5.68	5.89	5.98	6.39	6.48
Total loans	.78	.79	.79	.84	.78

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U.S. Bancorp Reports Fourth Quarter 2016 Results

January 18, 2017

ASSET QUALITY					Table 10
($ in millions)
	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2016	2016	2016	2016	2015
Nonperforming loans
Commercial	$443	$477	$450	$457	$160
Lease financing	40	40	39	16	14

Total commercial	483	517	489	473	174
Commercial mortgages	87	98	91	94	92
Construction and development	37	7	12	10	35

Total commercial real estate	124	105	103	104	127
Residential mortgages	595	614	628	677	712
Credit card	3	4	5	7	9
Other retail	157	153	157	157	162

Total nonperforming loans, excluding covered loans	1,362	1,393	1,382	1,418	1,184
Covered loans	6	7	7	7	8

Total nonperforming loans	1,368	1,400	1,389	1,425	1,192
Other real estate (a)	186	213	229	242	280
Covered other real estate (a)	26	28	34	33	32
Other nonperforming assets	23	23	20	19	19

Total nonperforming assets (b)	$1,603	$1,664	$1,672	$1,719	$1,523

Total nonperforming assets, excluding covered assets	$1,571	$1,629	$1,631	$1,679	$1,483

Accruing loans 90 days or more past due, excluding covered loans	$552	$518	$478	$528	$541

Accruing loans 90 days or more past due	$764	$748	$724	$804	$831

Performing restructured loans, excluding GNMA and covered loans	$2,557	$2,672	$2,676	$2,735	$2,766

Performing restructured GNMA and covered loans	$1,604	$1,375	$1,602	$1,851	$1,944

Nonperforming assets to loans plus ORE, excluding covered assets (%)	.58	.61	.62	.64	.58
Nonperforming assets to loans plus ORE (%)	.59	.61	.62	.65	.58

(a)	Includes equity investments in entities whose principal assets are other real estate owned.
(b)	Does not include accruing loans 90 days or more past due.

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U.S. Bancorp Reports Fourth Quarter 2016 Results

January 18, 2017

COMMON SHARES					Table 11
(Millions)	4Q	3Q	2Q	1Q	4Q
	2016	2016	2016	2016	2015
Beginning shares outstanding	1,705	1,719	1,732	1,745	1,754
Shares issued for stock incentive plans, acquisitions and other corporate purposes	6	2	2	3	1
Shares repurchased	(14)	(16)	(15)	(16)	(10)

Ending shares outstanding	1,697	1,705	1,719	1,732	1,745

CAPITAL POSITION					Table 12
($ in millions)	Dec 31	Sep 30	Jun 30	Mar 31	Dec 31
	2016	2016	2016	2016	2015
Total U.S. Bancorp shareholders’ equity	$47,298	$47,759	$47,390	$46,755	$46,131

Standardized Approach

Basel III transitional standardized approach
Common equity tier 1 capital	$33,720	$33,827	$33,444	$32,827	$32,612
Tier 1 capital	39,421	39,531	39,148	38,532	38,431
Total risk-based capital	47,355	47,452	47,049	45,412	45,313

Common equity tier 1 capital ratio	9.4%	9.5%	9.5%	9.5%	9.6%
Tier 1 capital ratio	11.0	11.1	11.1	11.1	11.3
Total risk-based capital ratio	13.2	13.3	13.4	13.1	13.3
Leverage ratio	9.0	9.2	9.3	9.3	9.5

Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach (a)	9.1	9.3	9.3	9.2	9.1

Advanced Approaches

Common equity tier 1 capital to risk-weighted assets for the Basel III transitional advanced approaches	12.2	12.4	12.3	12.3	12.5

Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches (a)	11.7	12.1	12.0	11.9	11.9

Tangible common equity to tangible assets (a)	7.5	7.5	7.6	7.7	7.6
Tangible common equity to risk-weighted assets (a)	9.2	9.3	9.3	9.3	9.2

Beginning January 1, 2014, the regulatory capital requirements effective for the Company follow Basel III, subject to certain transition provisions from Basel I over the following four years to full implementation by January 1, 2018. Basel III includes two comprehensive methodologies for calculating risk-weighted assets: a general standardized approach and more risk-sensitive advanced approaches, with the Company’s capital adequacy being evaluated against the methodology that is most restrictive.

(a)	See Non-GAAP Financial Measures reconciliation on page 21

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U.S. Bancorp Reports Fourth Quarter 2016 Results

January 18, 2017

Capital Management

Total U.S. Bancorp shareholders’ equity was $47.3 billion at December 31, 2016, compared with $47.8 billion at September 30, 2016, and $46.1 billion at December 31, 2015. During the fourth quarter, the Company returned 81 percent of earnings to shareholders through dividends and share buybacks.

All regulatory ratios continue to be in excess of “well-capitalized” requirements. The estimated common equity tier 1 capital to risk-weighted assets ratio using the Basel III fully implemented standardized approach was 9.1 percent at December 31, 2016, compared with 9.3 percent at September 30, 2016, and 9.1 percent at December 31, 2015. The decline from the third quarter of 2016 in the common equity tier 1 ratio was principally due to the impact of rising interest rates on unrealized gains (losses) of securities available-for-sale. The estimated common equity tier 1 capital to risk-weighted assets ratio using the Basel III fully implemented advanced approaches method was 11.7 percent at December 31, 2016, compared with 12.1 percent at September 30, 2016, and 11.9 percent at December 31, 2015.

On Wednesday, January 18, 2017, at 8:00 a.m. CST, Richard K. Davis, chairman and chief executive officer, and Terry Dolan, vice chairman and chief financial officer, will host a conference call to review the financial results. The conference call will be available online or by telephone. To access the webcast and presentation, go to www.usbank.com and click on “About U.S. Bank.” The “Webcasts & Presentations” link can be found under the Investor/Shareholder information heading, which is at the left side near the bottom of the page. To access the conference call from locations within the United States and Canada, please dial 866-316-1409. Participants calling from outside the United States and Canada, please dial 706-634-9086. The conference ID number for all participants is 17948161. For those unable to participate during the live call, a recording will be available at approximately 11:00 a.m. CST on Wednesday, January 18 and be accessible through Wednesday, January 25 at 11:00 p.m. CST. To access the recorded message within the United States and Canada, dial 855-859-2056. If calling from outside the United States and Canada, please dial 404-537-3406 to access the recording. The conference ID is 17948161.

Minneapolis-based U.S. Bancorp (NYSE: USB), with $446 billion in assets as of December 31, 2016, is the parent company of U.S. Bank National Association, the fifth largest commercial bank in the United States. The Company operates 3,106 banking offices in 25 states and 4,842 ATMs and provides a comprehensive line of banking, investment, mortgage, trust and payment services products to consumers, businesses and institutions. Visit U.S. Bancorp on the web at www.usbank.com.

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U.S. Bancorp Reports Fourth Quarter 2016 Results

January 18, 2017

Forward-Looking Statements

The following information appears in accordance with the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements about U.S. Bancorp. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are based on the information available to, and assumptions and estimates made by, management as of the date hereof. These forward-looking statements cover, among other things, anticipated future revenue and expenses and the future plans and prospects of U.S. Bancorp. Forward-looking statements involve inherent risks and uncertainties, and important factors could cause actual results to differ materially from those anticipated. A reversal or slowing of the current economic recovery or another severe contraction could adversely affect U.S. Bancorp’s revenues and the values of its assets and liabilities. Global financial markets could experience a recurrence of significant turbulence, which could reduce the availability of funding to certain financial institutions and lead to a tightening of credit, a reduction of business activity, and increased market volatility. Stress in the commercial real estate markets, as well as a downturn in the residential real estate markets could cause credit losses and deterioration in asset values. In addition, U.S. Bancorp’s business and financial performance is likely to be negatively impacted by recently enacted and future legislation and regulation. U.S. Bancorp’s results could also be adversely affected by deterioration in general business and economic conditions (which could result, in part, from the United Kingdom’s withdrawal from the European Union); changes in interest rates; deterioration in the credit quality of its loan portfolios or in the value of the collateral securing those loans; deterioration in the value of securities held in its investment securities portfolio; legal and regulatory developments; litigation; increased competition from both banks and non-banks; changes in customer behavior and preferences; breaches in data security; effects of mergers and acquisitions and related integration; effects of critical accounting policies and judgments; and management’s ability to effectively manage credit risk, market risk, operational risk, compliance risk, strategic risk, interest rate risk, liquidity risk and reputational risk.

For discussion of these and other risks that may cause actual results to differ from expectations, refer to U.S. Bancorp’s Annual Report on Form 10-K for the year ended December 31, 2015, on file with the Securities and Exchange Commission, including the sections entitled “Risk Factors” and “Corporate Risk Profile” contained in Exhibit 13, and all subsequent filings with the Securities and Exchange Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934. However, factors other than these also could adversely affect U.S. Bancorp’s results, and the reader should not consider these factors to be a complete set of all potential risks or uncertainties. Forward-looking statements speak only as of the date hereof, and U.S. Bancorp undertakes no obligation to update them in light of new information or future events.

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U.S. Bancorp Reports Fourth Quarter 2016 Results

January 18, 2017

Non-GAAP Financial Measures

In addition to capital ratios defined by banking regulators, the Company considers various other measures when evaluating capital utilization and adequacy, including:

•	Tangible common equity to tangible assets,

•	Tangible common equity to risk-weighted assets,

•	Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach, and

•	Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches.

These capital measures are viewed by management as useful additional methods of reflecting the level of capital available to withstand unexpected market or economic conditions. Additionally, presentation of these measures allows investors, analysts and banking regulators to assess the Company’s capital position relative to other financial services companies. These measures differ from currently effective capital ratios defined by banking regulations principally in that the numerator of the currently effective ratios, which are subject to certain transitional provisions, temporarily excludes a portion of unrealized gains and losses related to available-for-sale securities and retirement plan obligations, and includes a portion of capital related to intangible assets, other than mortgage servicing rights. These capital measures are not defined in generally accepted accounting principles (“GAAP”), or are not currently effective or defined in federal banking regulations. As a result, these capital measures disclosed by the Company may be considered non-GAAP financial measures.

The Company also discloses net interest income and related ratios and analysis on a taxable-equivalent basis, which may also be considered non-GAAP financial measures. The Company believes this presentation to be the preferred industry measurement of net interest income as it provides a relevant comparison of net interest income arising from taxable and tax-exempt sources. In addition, certain performance measures, including the efficiency ratio and net interest margin utilize net interest income on a taxable-equivalent basis.

There may be limits in the usefulness of these measures to investors. As a result, the Company encourages readers to consider the consolidated financial statements and other financial information contained in this press release in their entirety, and not to rely on any single financial measure. A table follows that shows the Company’s calculation of these non-GAAP financial measures.

###

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U.S. Bancorp

Consolidated Statement of Income

	Three Months Ended		Year Ended
(Dollars and Shares in Millions, Except Per Share Data)	December 31,		December 31,
(Unaudited)	2016	2015	2016	2015
Interest Income
Loans	$2,771	$2,583	$10,810	$10,059
Loans held for sale	44	40	154	206
Investment securities	523	499	2,078	2,001
Other interest income	36	34	125	136

Total interest income	3,374	3,156	13,167	12,402
Interest Expense
Deposits	170	113	622	457
Short-term borrowings	62	56	263	245
Long-term debt	187	168	754	699

Total interest expense	419	337	1,639	1,401

Net interest income	2,955	2,819	11,528	11,001
Provision for credit losses	342	305	1,324	1,132

Net interest income after provision for credit losses	2,613	2,514	10,204	9,869
Noninterest Income
Credit and debit card revenue	316	294	1,177	1,070
Corporate payment products revenue	171	170	712	708
Merchant processing services	404	393	1,592	1,547
ATM processing services	87	79	338	318
Trust and investment management fees	368	336	1,427	1,321
Deposit service charges	186	182	725	702
Treasury management fees	147	139	583	561
Commercial products revenue	217	222	871	867
Mortgage banking revenue	240	211	979	906
Investment products fees	38	44	158	185
Securities gains (losses), net	6	1	22	—
Other	251	269	993	907

Total noninterest income	2,431	2,340	9,577	9,092
Noninterest Expense
Compensation	1,357	1,212	5,212	4,812
Employee benefits	261	272	1,119	1,167
Net occupancy and equipment	247	246	988	991
Professional services	156	125	502	423
Marketing and business development	107	96	435	361
Technology and communications	238	230	955	887
Postage, printing and supplies	75	74	311	297
Other intangibles	45	46	179	174
Other	518	508	1,975	1,819

Total noninterest expense	3,004	2,809	11,676	10,931

Income before income taxes	2,040	2,045	8,105	8,030
Applicable income taxes	549	556	2,161	2,097

Net income	1,491	1,489	5,944	5,933
Net (income) loss attributable to noncontrolling interests	(13)	(13)	(56)	(54)

Net income attributable to U.S. Bancorp	$1,478	$1,476	$5,888	$5,879

Net income applicable to U.S. Bancorp common shareholders	$1,391	$1,404	$5,589	$5,608

Earnings per common share	$.82	$.80	$3.25	$3.18
Diluted earnings per common share	$.82	$.80	$3.24	$3.16
Dividends declared per common share	$.280	$.255	$1.070	$1.010
Average common shares outstanding	1,700	1,747	1,718	1,764
Average diluted common shares outstanding	1,705	1,754	1,724	1,772

U.S. Bancorp

Consolidated Ending Balance Sheet

	December 31,	December 31,
(Dollars in Millions)	2016	2015
Assets
Cash and due from banks	$15,705	$11,147
Investment securities
Held-to-maturity	42,991	43,590
Available-for-sale	66,284	61,997
Loans held for sale	4,826	3,184
Loans
Commercial	93,386	88,402
Commercial real estate	43,098	42,137
Residential mortgages	57,274	53,496
Credit card	21,749	21,012
Other retail	53,864	51,206

Total loans, excluding covered loans	269,371	256,253
Covered loans	3,836	4,596

Total loans	273,207	260,849
Less allowance for loan losses	(3,813)	(3,863)

Net loans	269,394	256,986
Premises and equipment	2,443	2,513
Goodwill	9,344	9,361
Other intangible assets	3,303	3,350
Other assets	31,674	29,725

Total assets	$445,964	$421,853

Liabilities and Shareholders’ Equity
Deposits
Noninterest-bearing	$86,097	$83,766
Interest-bearing	248,493	216,634

Total deposits	334,590	300,400
Short-term borrowings	13,963	27,877
Long-term debt	33,323	32,078
Other liabilities	16,155	14,681

Total liabilities	398,031	375,036

Shareholders’ equity
Preferred stock	5,501	5,501
Common stock	21	21
Capital surplus	8,440	8,376
Retained earnings	50,151	46,377
Less treasury stock	(15,280)	(13,125)
Accumulated other comprehensive income (loss)	(1,535)	(1,019)

Total U.S. Bancorp shareholders’ equity	47,298	46,131
Noncontrolling interests	635	686

Total equity	47,933	46,817

Total liabilities and equity	$445,964	$421,853

U.S. Bancorp

Non-GAAP Financial Measures

	December 31,	September 30,	June 30,	March 31,	December 31,
(Dollars in Millions, Unaudited)	2016	2016	2016	2016	2015
Total equity	$47,933	$48,399	$48,029	$47,393	$46,817
Preferred stock	(5,501)	(5,501)	(5,501)	(5,501)	(5,501)
Noncontrolling interests	(635)	(640)	(639)	(638)	(686)
Goodwill (net of deferred tax liability) (1)	(8,203)	(8,239)	(8,246)	(8,270)	(8,295)
Intangible assets, other than mortgage servicing rights	(712)	(756)	(796)	(820)	(838)

Tangible common equity (a)	32,882	33,263	32,847	32,164	31,497

Tangible common equity (as calculated above)	32,882	33,263	32,847	32,164	31,497
Adjustments (2)	(55)	97	133	99	67

Common equity tier 1 capital estimated for the Basel III fully implemented standardized and advanced approaches (b)	32,827	33,360	32,980	32,263	31,564
Total assets	445,964	454,134	438,463	428,638	421,853
Goodwill (net of deferred tax liability) (1)	(8,203)	(8,239)	(8,246)	(8,270)	(8,295)
Intangible assets, other than mortgage servicing rights	(712)	(756)	(796)	(820)	(838)

Tangible assets (c)	437,049	445,139	429,421	419,548	412,720

Risk-weighted assets, determined in accordance with prescribed transitional standardized approach regulatory requirements (d)	358,237 *	356,733	351,462	346,227	341,360
Adjustments (3)	4,027 *	3,165	3,079	3,485	3,892

Risk-weighted assets estimated for the Basel III fully implemented standardized approach (e)	362,264 *	359,898	354,541	349,712	345,252

Risk-weighted assets, determined in accordance with prescribed transitional advanced approaches regulatory requirements	277,141 *	272,832	271,495	267,309	261,668
Adjustments (4)	4,295 *	3,372	3,283	3,707	4,099

Risk-weighted assets estimated for the Basel III fully implemented advanced approaches (f)	281,436 *	276,204	274,778	271,016	265,767

Ratios*
Tangible common equity to tangible assets (a)/(c)	7.5%	7.5%	7.6%	7.7%	7.6%
Tangible common equity to risk-weighted assets (a)/(d)	9.2	9.3	9.3	9.3	9.2
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented standardized approach (b)/(e)	9.1	9.3	9.3	9.2	9.1
Common equity tier 1 capital to risk-weighted assets estimated for the Basel III fully implemented advanced approaches (b)/(f)	11.7	12.1	12.0	11.9	11.9

	Three Months Ended					Year Ended
	December 31,	September 30,	June 30,	March 31,	December 31,	December 31,	December 31,
	2016	2016	2016	2016	2015	2016	2015
Net interest income	$2,955	$2,893	$2,845	$2,835	$2,819	$11,528	$11,001
Taxable-equivalent adjustment (5)	49	50	51	53	52	203	213

Net interest income, on a taxable-equivalent basis	3,004	2,943	2,896	2,888	2,871	11,731	11,214
Net interest income, on a taxable-equivalent basis (as calculated above)	3,004	2,943	2,896	2,888	2,871	11,731	11,214

Noninterest income	2,431	2,445	2,552	2,149	2,340	9,577	9,092
Less: Securities gains (losses), net	6	10	3	3	1	22	—

Total net revenue, excluding net securities gains (losses) (g)	5,429	5,378	5,445	5,034	5,210	21,286	20,306
Noninterest expense (h)	3,004	2,931	2,992	2,749	2,809	11,676	10,931
Less: Intangible amortization	45	45	44	45	46	179	174

Noninterest expense, excluding intangible amortization (i)	2,959	2,886	2,948	2,704	2,763	11,497	10,757
Efficiency ratio (h)/(g)	55.3%	54.5%	54.9%	54.6%	53.9%	54.9%	53.8%
Tangible efficiency ratio (i)/(g)	54.5	53.7	54.1	53.7	53.0	54.0	53.0

*	Preliminary data. Subject to change prior to filings with applicable regulatory agencies.
(1)	Includes goodwill related to certain investments in unconsolidated financial institutions per prescribed regulatory requirements.
(2)	Includes net losses on cash flow hedges included in accumulated other comprehensive income (loss) and other adjustments.
(3)	Includes higher risk-weighting for unfunded loan commitments, investment securities, residential mortgages, mortgage servicing rights and other adjustments.
(4)	Primarily reflects higher risk-weighting for mortgage servicing rights.
(5)	Utilizes a tax rate of 35 percent for those assets and liabilities whose income or expense is not included for federal income tax purposes.

Supplemental Business Line Schedules

4Q 2016

U.S. Bancorp Fourth Quarter 2016 Business Line Results

January 18, 2017

LINE OF BUSINESS FINANCIAL PERFORMANCE (a)
($ in millions)
	Net Income Attributable					Net Income Attributable
	to U.S. Bancorp			Percent Change		to U.S. Bancorp			4Q 2016
	4Q	3Q	4Q	4Q16 vs	4Q16 vs	Full Year	Full Year	Percent	Earnings
Business Line	2016	2016	2015	3Q16	4Q15	2016	2015	Change	Composition
Wholesale Banking and Commercial Real Estate	$276	$229	$198	20.5	39.4	$861	$861	—	19%
Consumer and Small Business Banking	309	370	349	(16.5)	(11.5)	1,370	1,323	3.6	21
Wealth Management and Securities Services	107	95	68	12.6	57.4	379	242	56.6	7
Payment Services	322	332	329	(3.0)	(2.1)	1,276	1,173	8.8	22
Treasury and Corporate Support	464	476	532	(2.5)	(12.8)	2,002	2,280	(12.2)	31

Consolidated Company	$1,478	$1,502	$1,476	(1.6)	.1	$5,888	$5,879	.2	100%

(a)	preliminary data

Lines of Business

The Company’s major lines of business are Wholesale Banking and Commercial Real Estate, Consumer and Small Business Banking, Wealth Management and Securities Services, Payment Services, and Treasury and Corporate Support. These operating segments are components of the Company about which financial information is prepared and is evaluated regularly by management in deciding how to allocate resources and assess performance. Noninterest expenses incurred by centrally managed operations or business lines that directly support another business line’s operations are charged to the applicable business line based on its utilization of those services, primarily measured by the volume of customer activities, number of employees or other relevant factors. These allocated expenses are reported as net shared services expense within noninterest expense. Designations, assignments and allocations change from time to time as management systems are enhanced, methods of evaluating performance or product lines change or business segments are realigned to better respond to the Company’s diverse customer base. During 2016, certain organization and methodology changes were made and, accordingly, prior period results were restated and presented on a comparable basis.

U.S. Bancorp Fourth Quarter 2016 Business Line Results

January 18, 2017

WHOLESALE BANKING AND COMMERCIAL REAL ESTATE (a)
($ in millions)
				Percent Change
	4Q	3Q	4Q	4Q16 vs	4Q16 vs	YTD	YTD	Percent
	2016	2016	2015	3Q16	4Q15	2016	2015	Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$602	$563	$507	6.9	18.7	$2,240	$2,002	11.9
Noninterest income	221	220	222	.5	(.5)	897	892	.6
Securities gains (losses), net	2	—	—	nm	nm	2	—	nm

Total net revenue	825	783	729	5.4	13.2	3,139	2,894	8.5
Noninterest expense	367	349	332	5.2	10.5	1,417	1,322	7.2
Other intangibles	1	1	1	—	—	4	4	—

Total noninterest expense	368	350	333	5.1	10.5	1,421	1,326	7.2

Income before provision and taxes	457	433	396	5.5	15.4	1,718	1,568	9.6
Provision for credit losses	23	73	84	(68.5)	(72.6)	365	214	70.6

Income before income taxes	434	360	312	20.6	39.1	1,353	1,354	(.1)
Income taxes and taxable-equivalent adjustment	158	131	114	20.6	38.6	492	493	(.2)

Net income	276	229	198	20.5	39.4	861	861	—
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—

Net income attributable to U.S. Bancorp	$276	$229	$198	20.5	39.4	$861	$861	—

Average Balance Sheet Data
Loans	$93,654	$92,299	$87,242	1.5	7.3	$92,057	$85,085	8.2
Other earning assets	2,833	2,500	1,987	13.3	42.6	2,452	2,233	9.8
Goodwill	1,647	1,647	1,647	—	—	1,647	1,647	—
Other intangible assets	16	16	19	—	(15.8)	17	20	(15.0)
Assets	102,471	100,871	95,248	1.6	7.6	100,575	93,421	7.7
Noninterest-bearing deposits	37,891	36,625	38,138	3.5	(.6)	36,849	36,345	1.4
Interest-bearing deposits	72,157	67,406	51,581	7.0	39.9	63,977	50,567	26.5

Total deposits	110,048	104,031	89,719	5.8	22.7	100,826	86,912	16.0
Total U.S. Bancorp shareholders’ equity	9,201	8,997	8,449	2.3	8.9	8,996	8,309	8.3

(a)	preliminary data

Wholesale Banking and Commercial Real Estate offers lending, equipment finance and small-ticket leasing, depository services, treasury management, capital markets services, international trade services and other financial services to middle market, large corporate, commercial real estate, financial institution, non-profit and public sector clients. Wholesale Banking and Commercial Real Estate contributed $276 million of the Company’s net income in the fourth quarter of 2016, compared with $198 million in the fourth quarter of 2015. Wholesale Banking and Commercial Real Estate’s net income increased $78 million (39.4 percent) over the same quarter of 2015 primarily due to an increase in net interest income and a decrease in the provision for credit losses, partially offset by an increase in noninterest expense. Total net revenue increased $96 million (13.2 percent) due to a $95 million (18.7 percent) increase in net interest income, while noninterest income was essentially flat. Net interest income increased year-over-year primarily due to higher

U.S. Bancorp Fourth Quarter 2016 Business Line Results

January 18, 2017

average loan and deposit balances along with the impact of higher rates on the margin benefit from deposits, partially offset by lower rates on loans. Total noninterest expense was $35 million (10.5 percent) higher compared with a year ago primarily due to an increase in variable costs allocated to manage the business, including the impact of a special FDIC surcharge that began in the third quarter of 2016. The provision for credit losses decreased $61 million (72.6 percent) primarily due to a favorable change in the reserve allocation driven by an increase in reserves related to energy credits in the prior year and lower net charge-offs.

U.S. Bancorp Fourth Quarter 2016 Business Line Results

January 18, 2017

CONSUMER AND SMALL BUSINESS BANKING (a)
($ in millions)
				Percent Change
	4Q	3Q	4Q	4Q16 vs	4Q16 vs	YTD	YTD	Percent
	2016	2016	2015	3Q16	4Q15	2016	2015	Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$1,229	$1,199	$1,161	2.5	5.9	$4,752	$4,580	3.8
Noninterest income	627	712	608	(11.9)	3.1	2,527	2,485	1.7
Securities gains (losses), net	—	—	—	—	—	—	—	—

Total net revenue	1,856	1,911	1,769	(2.9)	4.9	7,279	7,065	3.0
Noninterest expense	1,291	1,276	1,181	1.2	9.3	4,999	4,799	4.2
Other intangibles	8	8	10	—	(20.0)	32	40	(20.0)

Total noninterest expense	1,299	1,284	1,191	1.2	9.1	5,031	4,839	4.0

Income before provision and taxes	557	627	578	(11.2)	(3.6)	2,248	2,226	1.0
Provision for credit losses	71	45	30	57.8	nm	93	148	(37.2)

Income before income taxes	486	582	548	(16.5)	(11.3)	2,155	2,078	3.7
Income taxes and taxable-equivalent adjustment	177	212	199	(16.5)	(11.1)	785	755	4.0

Net income	309	370	349	(16.5)	(11.5)	1,370	1,323	3.6
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—

Net income attributable to U.S. Bancorp	$309	$370	$349	(16.5)	(11.5)	$1,370	$1,323	3.6

Average Balance Sheet Data
Loans	$138,691	$137,671	$132,467	.7	4.7	$136,425	$129,670	5.2
Other earning assets	5,476	5,257	4,661	4.2	17.5	4,703	6,519	(27.9)
Goodwill	3,681	3,681	3,681	—	—	3,681	3,681	—
Other intangible assets	2,508	2,270	2,654	10.5	(5.5)	2,421	2,594	(6.7)
Assets	154,887	153,496	147,600	.9	4.9	151,754	146,554	3.5
Noninterest-bearing deposits	28,838	28,379	26,691	1.6	8.0	27,544	25,829	6.6
Interest-bearing deposits	117,411	115,884	110,483	1.3	6.3	115,325	109,511	5.3

Total deposits	146,249	144,263	137,174	1.4	6.6	142,869	135,340	5.6
Total U.S. Bancorp shareholders’ equity	11,353	11,312	10,736	.4	5.7	11,192	10,892	2.8

(a)	preliminary data

Consumer and Small Business Banking delivers products and services through banking offices, telephone servicing and sales, on-line services, direct mail, ATM processing and mobile devices, such as mobile phones and tablet computers. It encompasses community banking, metropolitan banking and indirect lending, as well as mortgage banking. Consumer and Small Business Banking contributed $309 million of the Company’s net income in the fourth quarter of 2016, compared with $349 million in the fourth quarter of 2015. Consumer and Small Business Banking’s net income decreased $40 million (11.5 percent) from the same quarter of 2015 due to an increase in noninterest expense and an increase in the provision for credit losses, partially offset by an increase in total net revenue. Total net revenue increased $87 million (4.9 percent) due to higher net interest income and noninterest income. Net interest income was $68 million (5.9 percent) higher primarily due to higher average loan and deposit balances, partially offset by lower loan

U.S. Bancorp Fourth Quarter 2016 Business Line Results

January 18, 2017

rates. Noninterest income was $19 million (3.1 percent) higher than a year ago, driven by higher mortgage banking revenue, reflecting the impact of higher origination and sales revenue, partially offset by lower income from leasing residuals. Total noninterest expense in the fourth quarter of 2016 increased $108 million (9.1 percent) over the same quarter of the prior year primarily due to higher net shared services expense, including the impact of capital investments to support business growth, and higher compensation expense, reflecting the impact of merit increases, increased staffing, and higher variable compensation related to higher mortgage production. The provision for credit losses increased $41 million primarily due to an unfavorable change in the reserve allocation reflecting slower improvements in residential mortgage and home equity credit quality and higher net charge-offs.

U.S. Bancorp Fourth Quarter 2016 Business Line Results

January 18, 2017

WEALTH MANAGEMENT AND SECURITIES SERVICES (a)
($ in millions)
				Percent Change
	4Q	3Q	4Q	4Q16 vs	4Q16 vs	YTD	YTD	Percent
	2016	2016	2015	3Q16	4Q15	2016	2015	Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$163	$135	$103	20.7	58.3	$537	$355	51.3
Noninterest income	406	403	375	.7	8.3	1,589	1,475	7.7
Securities gains (losses), net	—	—	—	—	—	—	—	—

Total net revenue	569	538	478	5.8	19.0	2,126	1,830	16.2
Noninterest expense	397	384	364	3.4	9.1	1,510	1,422	6.2
Other intangibles	6	6	7	—	(14.3)	24	28	(14.3)

Total noninterest expense	403	390	371	3.3	8.6	1,534	1,450	5.8

Income before provision and taxes	166	148	107	12.2	55.1	592	380	55.8
Provision for credit losses	(2)	(1)	—	nm	nm	(4)	—	nm

Income before income taxes	168	149	107	12.8	57.0	596	380	56.8
Income taxes and taxable-equivalent adjustment	61	54	39	13.0	56.4	217	138	57.2

Net income	107	95	68	12.6	57.4	379	242	56.6
Net (income) loss attributable to noncontrolling interests	—	—	—	—	—	—	—	—

Net income attributable to U.S. Bancorp	$107	$95	$68	12.6	57.4	$379	$242	56.6

Average Balance Sheet Data
Loans	$7,645	$7,297	$6,639	4.8	15.2	$7,261	$6,225	16.6
Other earning assets	145	142	182	2.1	(20.3)	141	203	(30.5)
Goodwill	1,567	1,567	1,567	—	—	1,566	1,567	(.1)
Other intangible assets	93	99	116	(6.1)	(19.8)	101	126	(19.8)
Assets	10,655	10,382	9,524	2.6	11.9	10,352	9,238	12.1
Noninterest-bearing deposits	15,120	13,825	16,223	9.4	(6.8)	13,735	14,393	(4.6)
Interest-bearing deposits	53,909	51,705	46,377	4.3	16.2	49,924	45,296	10.2

Total deposits	69,029	65,530	62,600	5.3	10.3	63,659	59,689	6.7
Total U.S. Bancorp shareholders’ equity	2,392	2,378	2,329	.6	2.7	2,382	2,312	3.0

(a)	preliminary data

Wealth Management and Securities Services provides private banking, financial advisory services, investment management, retail brokerage services, insurance, trust, custody and fund servicing through five businesses: Wealth Management, Corporate Trust Services, U.S. Bancorp Asset Management, Institutional Trust & Custody and Fund Services. Wealth Management and Securities Services contributed $107 million of the Company’s net income in the fourth quarter of 2016, compared with $68 million in the fourth quarter of 2015. The business line’s contribution was $39 million (57.4 percent) higher than the same quarter of 2015, reflecting an increase in total net revenue, partially offset by an increase in total noninterest expense. Total net revenue increased $91 million (19.0 percent) year-over-year driven by an increase in net interest income of $60 million (58.3 percent), principally due to the impact of higher rates on the margin benefit from deposits, along with a $31 million (8.3 percent) increase in total noninterest income, reflecting the

U.S. Bancorp Fourth Quarter 2016 Business Line Results

January 18, 2017

impact of lower money market fee waivers along with account growth, growth in assets under management and improved market conditions. Total noninterest expense increased $32 million (8.6 percent) primarily as a result of higher compensation expense, reflecting the impact of merit increases and higher staffing. The provision for credit losses was relatively flat compared with the prior year quarter.

U.S. Bancorp Fourth Quarter 2016 Business Line Results

January 18, 2017

PAYMENT SERVICES (a)
($ in millions)
				Percent Change
	4Q	3Q	4Q	4Q16 vs	4Q16 vs	YTD	YTD	Percent
	2016	2016	2015	3Q16	4Q15	2016	2015	Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$562	$538	$520	4.5	8.1	$2,140	$1,930	10.9
Noninterest income	911	912	870	(.1)	4.7	3,562	3,371	5.7
Securities gains (losses), net	—	—	—	—	—	—	—	—

Total net revenue	1,473	1,450	1,390	1.6	6.0	5,702	5,301	7.6
Noninterest expense	671	677	632	(.9)	6.2	2,656	2,521	5.4
Other intangibles	30	30	28	—	7.1	119	102	16.7

Total noninterest expense	701	707	660	(.8)	6.2	2,775	2,623	5.8

Income before provision and taxes	772	743	730	3.9	5.8	2,927	2,678	9.3
Provision for credit losses	254	208	202	22.1	25.7	869	787	10.4

Income before income taxes	518	535	528	(3.2)	(1.9)	2,058	1,891	8.8
Income taxes and taxable-equivalent adjustment	189	195	192	(3.1)	(1.6)	750	687	9.2

Net income	329	340	336	(3.2)	(2.1)	1,308	1,204	8.6
Net (income) loss attributable to noncontrolling interests	(7)	(8)	(7)	12.5	—	(32)	(31)	(3.2)

Net income attributable to U.S. Bancorp	$322	$332	$329	(3.0)	(2.1)	$1,276	$1,173	8.8

Average Balance Sheet Data
Loans	$29,265	$28,909	$26,719	1.2	9.5	$28,549	$25,712	11.0
Other earning assets	258	267	1,039	(3.4)	(75.2)	351	526	(33.3)
Goodwill	2,456	2,463	2,469	(.3)	(.5)	2,465	2,475	(.4)
Other intangible assets	465	494	436	(5.9)	6.7	494	411	20.2
Assets	34,891	34,733	33,082	.5	5.5	34,409	31,796	8.2
Noninterest-bearing deposits	964	954	891	1.0	8.2	951	879	8.2
Interest-bearing deposits	99	98	708	1.0	(86.0)	97	696	(86.1)

Total deposits	1,063	1,052	1,599	1.0	(33.5)	1,048	1,575	(33.5)
Total U.S. Bancorp shareholders’ equity	6,470	6,386	6,044	1.3	7.0	6,390	5,868	8.9

(a)	preliminary data

Payment Services includes consumer and business credit cards, stored-value cards, debit cards, corporate, government and purchasing card services, consumer lines of credit and merchant processing. Payment Services contributed $322 million of the Company’s net income in the fourth quarter of 2016, compared with $329 million in the fourth quarter of 2015. The $7 million (2.1 percent) decrease in the business line’s contribution from the prior year was primarily due to an increase in the provision for credit losses and an increase in noninterest expense, partially offset by an increase in total net revenue, which grew $83 million (6.0 percent) year-over-year. Net interest income increased $42 million (8.1 percent) primarily due to higher average loan balances and fees. Total noninterest income was $41 million (4.7 percent) higher year-over-year due to an increase in credit and debit card revenue on higher transaction volumes, including the impact of acquired portfolios and an increase in merchant processing services as a result of an increase in

U.S. Bancorp Fourth Quarter 2016 Business Line Results

January 18, 2017

product fees and higher volumes. Total noninterest expense increased $41 million (6.2 percent) over the fourth quarter of 2015, reflecting higher compensation expense due to merit increases and higher staffing to support business investment and compliance programs, higher net shared services expense, and higher card losses. The provision for credit losses increased $52 million (25.7 percent) due to an unfavorable change in the reserve allocation due to portfolio growth along with higher net charge-offs.

U.S. Bancorp Fourth Quarter 2016 Business Line Results

January 18, 2017

TREASURY AND CORPORATE SUPPORT (a)
($ in millions)
				Percent Change
	4Q 2016	3Q 2016	4Q 2015	4Q16 vs 3Q16	4Q16 vs 4Q15	YTD 2016	YTD 2015	Percent Change
Condensed Income Statement
Net interest income (taxable-equivalent basis)	$448	$508	$580	(11.8)	(22.8)	$2,062	$2,347	(12.1)
Noninterest income	260	188	264	38.3	(1.5)	980	869	12.8
Securities gains (losses), net	4	10	1	(60.0)	nm	20	—	nm

Total net revenue	712	706	845	.8	(15.7)	3,062	3,216	(4.8)
Noninterest expense	233	200	254	16.5	(8.3)	915	693	32.0
Other intangibles	—	—	—	—	—	—	—	—

Total noninterest expense	233	200	254	16.5	(8.3)	915	693	32.0

Income before provision and taxes	479	506	591	(5.3)	(19.0)	2,147	2,523	(14.9)
Provision for credit losses	(4)	—	(11)	nm	63.6	1	(17)	nm

Income before income taxes	483	506	602	(4.5)	(19.8)	2,146	2,540	(15.5)
Income taxes and taxable-equivalent adjustment	13	24	64	(45.8)	(79.7)	120	237	(49.4)

Net income	470	482	538	(2.5)	(12.6)	2,026	2,303	(12.0)
Net (income) loss attributable to noncontrolling interests	(6)	(6)	(6)	—	—	(24)	(23)	(4.3)

Net income attributable to U.S. Bancorp	$464	$476	$532	(2.5)	(12.8)	$2,002	$2,280	(12.2)

Average Balance Sheet Data
Loans	$3,416	$3,461	$3,625	(1.3)	(5.8)	$3,519	$3,767	(6.6)
Other earning assets	120,588	115,980	108,530	4.0	11.1	114,419	107,505	6.4
Goodwill	—	—	—	—	—	—	—	—
Other intangible assets	—	—	—	—	—	—	—	—
Assets	141,999	138,381	129,668	2.6	9.5	136,223	127,856	6.5
Noninterest-bearing deposits	2,079	2,238	1,951	(7.1)	6.6	2,097	1,757	19.4
Interest-bearing deposits	715	1,434	1,462	(50.1)	(51.1)	2,311	1,878	23.1

Total deposits	2,794	3,672	3,413	(23.9)	(18.1)	4,408	3,635	21.3
Total U.S. Bancorp shareholders’ equity	18,219	18,718	18,215	(2.7)	—	18,379	17,432	5.4

(a) preliminary data

Treasury and Corporate Support includes the Company’s investment portfolios, funding, capital management, interest rate risk management, income taxes not allocated to the business lines, including most investments in tax-advantaged projects, and the residual aggregate of those expenses associated with corporate activities that are managed on a consolidated basis. Treasury and Corporate Support recorded net income of $464 million in the fourth quarter of 2016, compared with $532 million in the fourth quarter of 2015. The decrease in net income of $68 million (12.8 percent) from the prior year quarter was primarily due to a decrease in total net revenue, partially offset by a decrease in total noninterest expense. Net interest income decreased $132 million (22.8 percent) from the fourth quarter of 2015 principally due to the impact of higher rates credited to the business lines on deposits and the issuance of long-term debt, partially offset by growth in the investment portfolio. Total noninterest income was relatively flat compared with the fourth

U.S. Bancorp Fourth Quarter 2016 Business Line Results

January 18, 2017

quarter of last year reflecting the impact of a gain on the sale of a deposit portfolio in the fourth quarter of 2015 and an increase in equity investment income in the current year quarter. Total noninterest expense decreased $21 million (8.3 percent) principally due to lower costs related to investments in tax-advantaged projects, lower net shared services expense and lower employee benefits expense, reflecting lower pension and healthcare costs. These decreases were partially offset by higher compensation expense, reflecting the impact of merit increases and higher variable compensation along with increased staffing, and higher professional services expense primarily due to compliance programs and implementation costs of capital investments to support business growth. The provision for credit losses was $7 million (63.6 percent) higher year-over-year primarily due to an unfavorable change in the reserve allocation.